Exhibit 10.2

April 19, 2017

Gerson Zweifach

Senior Executive Vice President and Group General Counsel

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, NY 10036

Dear Gerson:

This letter agreement (the “Letter Agreement”) is intended to constitute a binding modification to your Employment Agreement dated as of February 1, 2012, and as amended on September 26, 2014, (together, the “Agreement”) with 21st Century Fox America, Inc. (the “Company”), a wholly owned subsidiary of Twenty-First Century Fox, Inc. (“21CF”), and shall confirm the terms and conditions which will apply to your Agreement as from July 1, 2017. All terms and conditions set forth in the Agreement remain in effect unless otherwise amended by the terms and conditions outlined below.  Capitalized terms used and not defined herein shall have the meanings given such terms in the Agreement.

The Company and you agree that the Agreement is hereby amended as follows:

1.Duties.

The Company and you hereby agree that Section 1(c) of the Agreement shall be deleted in its entirety and replaced as follows: “in such capacities, report directly to the Chief Executive Officer of 21CF and Lachlan K. Murdoch, the Executive Chairman of 21CF and the Boards of Directors of 21CF, the Company and FEG;”.

2.Term of Employment.

a.

Section 2 of the Agreement states that the Term of Employment shall mean the period from February 1, 2012 through June 30, 2017. The Company and you hereby agree to extend the Term of Employment through June 30, 2020.

b.

The Company and you hereby agree that the following shall be added to the end of Section 2 of the Agreement: “Upon such earlier termination of the Term of Employment by Executive without good reason, the Executive shall provide, upon request by the Company, non-exclusive consulting services to the Company and its affiliates through June 30, 2020.”

3.Compensation.

a.

The Company and you hereby agree to amend Section 4 of the Agreement to include that your Annual Target Bonus for the fiscal years ending June 30, 2018, 2019 and 2020 will be no less than $3,500,000 with a maximum bonus of $7,000,000.

b.

The Company and you hereby agree to amend Section 4 of the Agreement to include that for each of the FY 2018-2020, FY 2019-2021 and FY 2020-2022 performance cycles (collectively, the “2020/2021/2022 PSU Awards”), you shall be awarded a target amount of no less than $3,000,000 and the PSU Maximum Opportunity shall be no greater than 150% of the PSU Target Number where the PSU Target Number for such cycles is determined by dividing $3,000,000 (or such other higher award number) by the 20-day average closing price of 21CF’s Class A common stock, par value $0.01 per share, ending on June 30 of the prior Fiscal Year at the start of the performance cycle.

4.Termination Provisions.

a.

The Company and you hereby agree that the last paragraph of Section 4 of the Agreement shall be deleted in its entirety and replaced as follows: “In the case of any termination of the Executive which is on or prior to the last day of the performance period of any outstanding PSU Award, the Executive shall continue to be eligible to earn the full value of such PSU Award which shall be calculated and paid at the end of the applicable performance period as if no termination had occurred, except if the Executive is terminated for cause pursuant to Section 8(c), all benefits under the LTIP, including but not limited to the Performance-Based LTIPs, will be forfeited.”

b.

The Company and you hereby agree that the following shall be added to the end of Section 4 of the Agreement: “Notwithstanding the foregoing, in the event that the Agreement expires during a performance cycle of a PSU Award, the Executive shall continue to be eligible to earn the full value of such PSU Award.”

c.

The second proviso of the first sentence of Section 10(d) of the Agreement states that upon the expiration of the Agreement on June 30, 2017, the Executive shall be entitled to the payment of any Unpaid Prior Year Bonus and annual bonus for the fiscal year ending June 30, 2017 and all PSU Awards shall be treated as provided for in Section 4 hereof. The Company and you hereby agree that the reference to “June 30, 2017” shall be amended to reference “June 30, 2020” and the “annual bonus for the fiscal year ending June 30, 2017” in this clause shall be deleted in its entirety and replaced with the “annual bonus for the fiscal year ending June 30, 2020”.

5.Confidentiality; Covenants; Restriction on Competition.

a.

The Company and you hereby agree that the following shall be added to the end of Section 7(a) of the Agreement: “The Executive understands that notwithstanding the foregoing, nothing in this Agreement prohibits him from truthfully reporting to any governmental agency or governmental entity information concerning possible violations of law, rule or regulation.  Pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.”

b.

The Company and you hereby agree that Section 7(c)(i) shall be deleted in its entirety and replaced as follows: “Executive covenants that, while he is an Executive of the Company and for a period ending one year after the expiration or termination of this Agreement (whether by the Executive or by the Company for any reason) or, if Executive terminates the Agreement without good reason, June 30, 2020, if later (“Restrictive Period”), he will not engage in or participate in, directly or indirectly, any business in the United States or any other country in which the Company or 21CF is currently doing business or Executive was aware that the Company or 21CF intends to do business (as an agent, officer, executive, employee, partner, consultant, advisor or otherwise), which is in competition with the Company or 21CF; provided, however, that nothing herein contained shall prohibit the Executive from (i) owning not more than five (5%) percent of the outstanding stock of any publicly held corporation or (ii) accepting employment with, or providing services to, any entity that is in competition with the Company or 21CF so long as the Executive works solely in a subsidiary, division or other distinct unit of such entity that does not engage in, and is not actively planning to engage in, such competition with the Company or 21CF.”

By counter-signing this letter agreement, you acknowledge and agree to be bound by the terms hereof.

Sincerely,

21ST CENTURY FOX AMERICA, INC.

By:	/s/ John Nallen
Name: John Nallen
Title: SEVP, CFO

Acknowledged and Agreed:

/s/ Gerson Zweifach
Gerson Zweifach

Guaranty

The undersigned guarantees the performance of the foregoing amendment in all respects.

TWENTY-FIRST CENTURY FOX, INC.

By:	/s/ John Nallen
Name: John Nallen
Title: SEVP, CFO

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